Exhibit 10.25





May 9, 1996

George Miller
One Silverfin
Irvine, CA  92715

Dear George:

I am pleased to offer you the position of Senior Vice President, Merchandising with CT Farm & Country, Inc. (the "Company"), on the following terms and conditions:

Your starting date will be no later than May 28, 1996. Your base salary will be $175,000 per annum payable in accordance with the regular payroll practices of the Company. As with other Central Tractor executives, you will be eligible for a salary review in January, 1997 and each January thereafter during your employment hereunder. You will also be eligible to participate in Central Tractor's Management Incentive Plan, as from time to time in effect, during your employment hereunder. Your maximum bonus under such plan with respect to any fiscal year will not exceed 48% of your base salary for such fiscal year. Executive bonuses are normally paid the first week of January following the end of each fiscal year.

Upon commencement of your employment with the Company, you will be eligible to receive a signing bonus equal to $25,000 payable upon the first day of employment.

Also, upon your commencement of employment with the Company, you will be granted stock options to purchase up to 60,000 shares of the Company's Common Stock at an agreed upon price equal to the closing price of the stock at the end of the first day of your employment. These options will vest in 20% increments and will be fully vested at the end of your fifth year anniversary.

You will have such responsibilities and perform such duties on behalf of the Company as may be designated from time to time by the Chief Executive Officer or the Board of Directors of the Company. During the term of your employment, you shall devote your full business time, best efforts and business judgement to the advancement of the interest of the Company. You agree not to engage in any other business activity or serve in any other position without the prior written approval of the Board of Directors.

The Company shall pay or reimburse your for all reasonable business expenses incurred or paid by you in the performance of your duties, subject to such reasonable substantiation and documentation as may be specified by the Company from time to time.

During your employment hereunder you will be entitled to four (4) weeks vacation per fiscal year. Vacation may be taken at such times and intervals as you and the Chief Executive Officer may agree upon in light of the business needs of the Company.

The Company will pay the following expenses as they relate to your relocation to
Iowa:

         -House hunting trip for your family.

         -Temporary living accommodations for a period not to exceed 90 days.

         -The cost of moving your household goods from California to Iowa.

         -The real estate commission (up to 6%) on selling your house in Illinois.

The Company also agrees to pay, during your employment hereunder, for the normal operating expenses on one automobile purchased or leased by you at your expense. These reimbursed expenses include the cost of insurance, gas, license fees and regular maintenance on your automobile. The Company also agrees to pay the initiation fee and monthly dues to a local country club of you choice, as well as a dinner club of your choosing.

You will be entitled to participate, during your employment hereunder, in the Company's benefit program as described in your original package.

Subject to earlier termination as provided below, your employment shall be for a period of two (2) years ending May 28, 1998, with an automatic renewal for one year on May 28, 1998 and each May 28 thereafter. Notwithstanding the foregoing, you and the Company will each retain the right to terminate your employment and officership duties at any time. If the Company terminates your employment either before or after May 28, 1998, (other than because of (i) your death, (ii) your disability for a period of 90 consecutive days or 180 cumulative days, or (iii) for cause (meaning dishonesty, breach of fiduciary duty, material violation of law or failure or neglect to perform your duties or responsibilities), as determined by the Board of Directors in its reasonable judgement), the Company will, in lieu of severance pay or any other payments or benefits hereunder or otherwise, continue to pay amounts equal to your base salary for a period equal to the greater of (a) the balance of the time, remaining until May 28, 1998 and (b) one
(1) year. Such continuation of amounts equal to your salary will be at the rate in effect at the time your employment is terminated, reduced by the compensation you earn from other businesses (whether as an employee, consultant, partner or otherwise).

If you should decide to terminate your employment within the first twelve months of your employment, you will reimburse the Company for the signing bonus of $25,000.

All amounts payable to you will be made in accordance with the regular payroll practices of the Company, and will be reduced by all applicable withholding and other legally required deductions.

You will not, during or after the term of your employment with the Company, disclose to any person or entity (other than a person or entity to which disclosure is in your reasonable judgment necessary or appropriate in connection with the performance of your duties as an executive officer of the Company), any information obtained by you while in the employ of the Company the disclosure of which may be adverse to the interest of the Company, or use any such information to the detriment of the Company; provided, however, that such restriction shall not apply to information generally known to the public other than as a result of unauthorized disclosure by you.

You agree that, during the term of your employment with the Company and for a period of one year thereafter, (a) you will not, directly or indirectly, be connected as an officer, employee, consultant, owner or otherwise with any business which competes with any business of the Company or its subsidiaries in any area where such business is then being conducted by the Company or a subsidiary, and (b) you will not, and you will not assist any other person or entity to, hire or otherwise seek to induce employees of the Company or any of its subsidiaries to terminate their employment.

This letter constitutes the entire agreement between the Company and you, and supersedes any prior communications, agreements and understandings, written or oral, with respect to your employment and compensation and all matters pertaining thereto. If any provision in this letter should, for any reason, be held invalid or unenforceable in any respect, it shall be construed by limiting it so as to be enforceable to the maximum extent compatible with applicable law. This letter agreement shall be governed by and construed in accordance with the substantive laws of the State of Iowa and may only be amended or waived by a written agreement approved by the Board of Directors of the Company and executed by the Company and you. All determinations by the Board of Directors hereunder may be made by them in their sole discretion.

In accepting this offer, you represent that you have not relied on any agreement or representation, oral or written, express or implied, that is not set forth expressly in this letter.

If this letter reflects your understanding, please sign and fax a copy (515/266-4229), with hard copy to follow, to my attention, for delivery by the close of business of May 15, 1996. Upon receipt of your executed copy, we will seek to complete the necessary reference checks, upon our satisfaction with which this offer is contingent.

George, formalities aside, I am personally delighted that you are joining us and I look forward to your contribution.

Sincerely,


/s/James T. McKitrick
James T. McKitrick
President & CEO


Accepted and Agreed:


/s/George Miller
George Miller

Date: May 11, 1996